UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Trean Insurance Group, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

89457R101

(CUSIP Number)

December 31, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
Altaris Partners, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 24,023,919*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 24,023,919*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
24,023,919*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
46.94%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
AHP-TH LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 270*
	6	SHARED VOTING POWER: 0
	7	SOLE DISPOSITIVE POWER: 270*
	8	SHARED DISPOSITIVE POWER: 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
270*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
# %**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

# Less than one percent.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
AHP-BHC LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 19,545,133*
	6	SHARED VOTING POWER: 0
	7	SOLE DISPOSITIVE POWER: 19,545,133*
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
19,545,133*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
38.19%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
ACP-TH LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 61*
	6	SHARED VOTING POWER: 0
	7	SOLE DISPOSITIVE POWER: 61*
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
61*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
# %**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

# Less than one percent.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
ACP-BHC LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 4,478,455*
	6	SHARED VOTING POWER: 0
	7	SOLE DISPOSITIVE POWER: 4,478,455*
	8	SHARED DISPOSITIVE POWER: 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
4,478,455*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
8.75%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
Altaris Health Partners III, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 19,545,403*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 19,545,403*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
19,545,403*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
38.19%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
AHP III GP, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 19,545,403*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER 19,545,403*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
19,545,403*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
38.19%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
Altaris Constellation Partners, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 4,478,516*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 4,478,516*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
4,478,516*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
8.75%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
AHP Constellation GP, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 4,478,516*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 4,478,516*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
4,478,516*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
8.75%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
George Aitken-Davies
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 24,023,919*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 24,023,919*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
24,023,919*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
46.94%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
IN

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP No. 89457R101
1		NAMES OF REPORTING PERSONS:
Daniel Tully
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [x]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 24,023,919*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 24,023,919*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
24,023,919*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
46.94%**
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
IN

* Reflects ownership as of the date this filing was filed with the Securities and Exchange Commission.

** Based on 51,174,887, shares of common stock, $0.01 par value per share, of Trean Insurance Group, Inc. outstanding as of November 5, 2021, as reported on Trean Insurance Group, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

Item 1(a)	Name of Issuer:
Trean Insurance Group, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices:
150 Lake Street West, Wayzata, MN 55391
Item 2(a)	Name of Person Filing:

Altaris Partners, LLC

AHP-TH LLC

AHP-BHC LLC

ACP-TH LLC

ACP-BHC LLC

Altaris Health Partners III, L.P.

AHP III GP. L.P.

Altaris Constellation Partners, L.P.

AHP Constellation GP, L.P.

George Aitken-Davies

Daniel Tully

Altaris Health Partners III, L.P. is the sole owner of each of AHP-TH LLC and AHP-BHC LLC, and may be deemed to beneficially own the shares of common stock of the Issuer owned by each of AHP-TH LLC and AHP-BHC LLC. AHP III GP, L.P. is the general partner of Altaris Health Partners III, L.P., and may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by Altaris Health Partners III, L.P. Altaris Partners, LLC is the general partner of AHP III GP, L.P., and may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by AHP III GP, L.P.

Altaris Constellation Partners, L.P. is the sole owner of each of ACP-TH LLC and ACP-BHC LLC, and may be deemed to beneficially own the shares of common stock of the Issuer owned by each of ACP-TH LLC and ACP-BHC LLC. AHP Constellation GP, L.P. is the general partner of Altaris Constellation Partners, L.P., and may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by Altaris Constellation Partners, L.P. Altaris Partners, LLC is the general partner of AHP Constellation GP, L.P., and may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by AHP Constellation GP, L.P.

Mr. Aitken-Davies and Mr. Tully are the Managers of Altaris Partners, LLC. Each of Mr. Aitken-Davies and Mr. Tully is in a position directly and indirectly to determine the investment and voting decisions made by Altaris Partners, LLC and the affiliated entities listed above. Mr. Aitken-Davies and Mr. Tully may each be deemed to have voting and investment power with respect to all shares of common stock of the Issuer held beneficially by Altaris Partners, LLC through the above listed affiliated entities. Mr. Aitken-Davies and Mr. Tully each disclaim beneficial ownership of all shares of common stock of the Issuer that are held by each of the Altaris Partners, LLC affiliated entities listed above with respect to which each of Mr. Aitken-Davies or Mr. Tully does not have a pecuniary interest therein. Mr. Tully is a director of the Issuer and disclaims beneficial ownership of any shares of common stock of the Issuer that he may be deemed to beneficially own because of his affiliation with Altaris Partners, LLC and its affiliated entities, except to the extent of any pecuniary interest therein.

Item 2(b)	Address of Principal Business Office or, if none, Residence:
10 East 53rd Street, 31st Floor New York, New York 10022
Item 2(c)	Citizenship:

Altaris Partners, LLC – Delaware

AHP-TH LLC – Delaware

AHP-BHC LLC – Delaware

ACP-TH LLC – Delaware

ACP-BHC LLC – Delaware

Altaris Health Partners III, L.P. – Delaware

AHP III GP. L.P. – Delaware

Altaris Constellation Partners, L.P. – Delaware

AHP Constellation GP, L.P. – Delaware

George Aitken-Davies – United Kingdom

Daniel Tully – United States

Item 2(d)	Title of Class of Securities:
Common Stock, par value $0.01 per share
Item 2(e)	CUSIP Number:
89457R101
Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not applicable

Item 4.	Ownership
(a) Amount beneficially owned: See row 9 of cover page for each Reporting Person.
(b)

Percent of class: See row 11 of cover page for each Reporting Person.

Calculations of the percentage of shares of common stock of the Issuer beneficially owned by each Reporting Person included herein were determined based on 51,174,887 shares of Issuer common stock outstanding as of November 5, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021.

(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: See row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote: See row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of: See row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of: See row 8 of cover page for each Reporting Person.
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among each of the Reporting Persons to file jointly is attached as Exhibit 99.1 of the Reporting Persons Schedule 13G filed with the Securities and Exchange Commission on August 11, 2020, and is incorporated by reference. Each of the Reporting Persons disclaims beneficial ownership of these securities (except to the extent of any pecuniary interest therein) and this report shall not be deemed an admission that any of them is the beneficial owner of such securities for purposes of Section 13(d) or Section 16 of the Exchange Act, or for any other purposes.
Item 9.	Notice of Dissolution of Group.
Not applicable
Item 10.	Certifications.
Not applicable

Exhibits

99.1	Joint Filing Agreement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 14, 2022

Altaris Partners, LLC
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Manager

AHP-TH LLC
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Managing Director

AHP-BHC LLC
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Managing Director

ACP-TH LLC
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Managing Director

ACP-BHC LLC
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Managing Director

Altaris Health Partners III, L.P., by AHP III GP. L.P., its general partner
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Managing Director

AHP III GP. L.P., by Altaris Partners, LLC, its general partner
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Manager

Altaris Constellation Partners, L.P., by AHP Constellation GP, L.P., its general partner
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Managing Director

AHP Constellation GP, L.P., by Altaris Partners, LLC, its general partner
By: /s/ Daniel Tully
Name: Daniel Tully
Title: Manager

/s/ George Aitken-Davies
George Aitken-Davies

/s/ Daniel Tully
Daniel Tully